Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NASH-FINCH COMPANY

Nash-Finch Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VIII thereof and inserting the following in lieu thereof:

“Article VIII.

Management: (a) The number of directors shall be not less than seven (7) nor more than twelve (12) in number, which number shall be determined by the Board of Directors from time to time. At each annual meeting of stockholders from and after the annual meeting of stockholders to be held in 2008, each director shall hold office for a term expiring at the next annual meeting of stockholders to be held in the year following the year of their election, with such director to hold office until his or her successor is elected and qualified. Directors shall hold office until the expiration of the terms for which they were elected and qualified. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. If the office of any director or directors becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, increase in the number of directors, or otherwise, a majority of the remaining directors, though less than a quorum, at a meeting called for that purpose, may choose a successor or successors, who shall hold office until the next annual meeting of stockholders or until a successor shall be elected and shall qualify.

(b) This Article VIII may not be altered, amended or repealed, in whole or in part, unless authorized by the affirmative vote of the holders of not less than three-fourths of all outstanding shares entitled to vote.”

2. The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Nash-Finch Company has caused this Certificate of Amendment to be executed by a duly authorized officer on this 21st day of May, 2009.

Nash-Finch Company

By:       /s/ Kathleen M. Mahoney
Name: Kathleen M. Mahoney
Title: Senior Vice President, General
Counsel & Secretary